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                                                                   EXHIBIT 12.1

WINSTON HOTELS, INC.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
JUNE 30, 1997

                                                                     The Company                          Predecessor Entities
                                                   ---------------------------------------------    -------------------------------
                                                                     Years Ended         June 2,    January 1,      Years Ended
                                                   Six Months  ----------------------     1994-       1994-    --------------------
                                                     Ended      December    December    December      June     December    December
                                                     June,         31,         31,         31,         2,         31,         31,
                                                     1997         1996        1995        1994        1994       1993        1992
                                                     ----         ----        ----        ----        ----       ----        ----
Income before allocation to minority interest      8,343,932   13,787,499   8,384,855  3,063,576    558,787   1,379,887     154,629
Minority interest                                   (610,522)    (785,621)   (416,658)  (186,629)  (357,174)   (833,128)    (54,629)
                                                  ----------   ----------  ----------  ---------  ---------   ---------   ---------
Net income                                         7,733,410   13,001,878   7,968,197  2,876,197    201,613     546,759     100,000
                                                  ==========   ==========  ==========  =========  =========   =========   =========
Fixed charges:
Interest expense                                   1,491,976    2,367,747   2,387,713    192,783  1,215,020   2,891,766   3,223,751
Capitalized interest                                 403,782      148,173           0          0          0           0           0
Amortization of LOC fees, caps and commit. fees      319,392      297,707     167,287     24,673          0           0           0
                                                  ----------   ----------  ----------  ---------  ---------   ---------   ---------
Total fixed charges                                2,215,150    2,813,627   2,555,000    217,456  1,215,020   2,891,766   3,223,751
                                                  ==========   ==========  ==========  =========  =========   =========   =========

Earnings                                          10,155,300   16,452,953  10,939,855  3,281,032  1,773,807   4,271,653   3,378,380
                                                  ==========   ==========  ==========  =========  =========   =========   =========

Ratio of earnings to combined fixed charges             4.58         5.85        4.28      15.09       1.46        1.48        1.05
                                                  ==========   ==========  ==========  =========  =========   =========   =========
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